Exhibit 10.1

HEALTHAXIS / TAK TERMINATION AGREEMENT

This HealthAxis / Tak Termination Agreement (this “Agreement”), dated as of the 3rd day of September, 2008, is entered into by and between HealthAxis Inc., a Pennsylvania corporation (“Company”), and Tak Investments, Inc., a Delaware corporation (“Tak Investments”).

Recitals

WHEREAS, Company and Tak Investments entered into that certain Stock and Warrant Purchase Agreement dated as of February 23, 2005 (the “Stock and Warrant Purchase Agreement”), pursuant to which Company issued certain shares of its common stock and warrants to Tak Investments;

WHEREAS, on May 13, 2005, Company and Tak Investments closed the transactions contemplated by the Stock and Warrant Purchase Agreement, and Company issued to Tak Investments shares of its common stock, and also issued to Tak Investments warrants to purchase shares of the Company’s common stock pursuant to Warrant Number 2005-01, Warrant Number 2005-02, and Warrant Number 2005-03, and on May 13, 2008 Warrant Number 2005-02 expired, with the result that Warrant Number 2005-01 and Warrant Number 2005-03 currently remain outstanding (such currently outstanding warrants, the “Warrants”);

WHEREAS, on May 13, 2005, Company and Tak Investments entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”) and that certain Registration Rights Agreement (collectively with the Stock and Warrant Purchase Agreement and the Investor Rights Agreement, the “Tak Investment Agreements”);

WHEREAS, on May 13, 2005, HealthAxis, Ltd., a subsidiary of HealthAxis, and Healthcare BPO Partners, L.P., an affiliate of Tak Investments, also entered into that certain Remote Resourcing Agreement (the “Remote Resourcing Agreement”);

WHEREAS, Company, BPO Management Services, Inc., a Delaware corporation (“BPOMS”), and Outsourcing Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”), pursuant to which it is expected that BPOMS and Merger Sub will merge, BPOMS will become a wholly-owned subsidiary of Company, and Company will issue shares of its capital stock to the stockholders of BPOMS, all as more particularly described in the Merger Agreement (the “Merger”);

WHEREAS, it is a condition to BPOMS’ execution of the Merger Agreement that Company and Tak Investments enter into this Agreement; and

WHEREAS, subject to and in the event of the consummation of the Merger, Company and Tak Investments desire to provide for the cancellation and termination of the Warrants and the Tak Investment Agreements in consideration of the anticipated benefits to be received by Company and Tak Investments as a result of the consummation of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.     Cancellation and Termination of Warrants and Related Agreements.  Tak Investments and Company do hereby agree that, effective as of the date of consummation of the Merger, the Warrants and the Tak Investment Agreements shall automatically be cancelled and terminated without any further action by any party thereto.  This Agreement shall not in any way affect the terms and duration of the Remote Resourcing Agreement, it being understood and agreed that Tak Investments and Company have separately addressed the disposition of the Remote Resourcing Agreement through that certain Amendment to Remote Resourcing Agreement dated of even date herewith.

2.     Consent.  In accordance with the terms of Section 3.1 of the Investor Rights Agreement, Tak Investments does hereby consent to Company’s acquisition of all or part of the business or assets of NextProcess, LP and the Company’s operation of its accounts payable business.

3.     Representations and Agreements.

(a)           Each of Company and Tak Investments represents and warrants to the other that (i) it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary actions on its part, and (iv) this Agreement has been duly executed and delivered by it, and assuming due authorization, execution and delivery by the other, constitutes a valid and binding agreement of it, enforceable against it in accordance with the terms of this Agreement, except as enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors’ rights generally and the effect of general principles of equity.

(b)           Each of Company and Tak Investments represents and warrants to the other that (i) neither the execution and delivery of this Agreement nor the performance by it of its obligations hereunder will result in a violation of, or a default under, or conflict with, its governing documents or any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which it is a party or by which it is bound, except as would not prevent, delay or otherwise materially impair its ability to perform its obligations hereunder.

(c)           Tak Investments hereby represents and warrants to Company that it has complete ownership and good title to the Warrants, free and clear of all liens or any encumbrances, and that it has not transferred or attempted to transfer the Warrants to any other party.  Each of Company and Tak Investments represents and warrants to the other that it retains its respective rights and obligations under the Tak Investment Agreements, and that it has not transferred or attempted to transfer any of such rights and obligations to another party.

(d)           Tak Investments represents and warrants to Company that it has reviewed and evaluated all statements, reports and other documents filed by Company with the Securities and Exchange Commission, that it has reviewed and evaluated the terms of the Merger Agreement and all documents, agreements, schedules and exhibits contemplated thereby, and that it has had the opportunity to request and has received any and all further information relating to Company, the Merger and any other relevant matters that it has requested.

(d)           Tak Investments agrees that during the term of this Agreement it shall not sell, pledge, assign or otherwise transfer or attempt to transfer the Warrants or its rights or obligations under the Tak Investment Agreements to any other party.

4.     Release of Claims. For the purposes and consideration set forth herein, and subject to and effective with the cancellation and termination of the Warrants and the Tak Investment Agreements, each of Tak Investments and Company hereby releases and discharges the other and its respective affiliates, shareholders, subsidiaries, owners, directors, officers, agents, attorneys, employees, trustees, independent contractors, successors and assigns of and from any and all charges, complaints, liabilities, obligations, restrictions, debts, promises, agreements, controversies, damages, actions, losses, expenses (including attorneys’ fees and costs), claims, rights, demands, causes of action or suits in equity, of any and every kind or character, in contract or tort, whether known or unknown, arising under, relating to or in connection with the Warrants and the Tak Investment Agreements.

5.     Agreement Subject to Consummation of Merger. Notwithstanding anything contained herein, this Agreement shall terminate and shall be null and void and of no further legal effect upon the termination of the Merger Agreement in accordance with its terms.

6.     Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal substantive laws of the State of Pennsylvania, without giving effect to the principles of conflicts of law of such jurisdiction.

7.     Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

8.     Entire Agreement. The Warrants, the Tak Investment Agreements and this Agreement represent the entire agreement between the parties with respect to the subject matter thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties as to the subject matter hereof.

9.     Modification.  This Agreement may be modified only by a written agreement signed by both parties hereto.

10.   Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.

[signature page is attached]

IN WITNESS WHEREOF, the undersigned have executed this HealthAxis / Tak Termination Agreement as of the date written above.

Tak Investments, Inc.

By:	/s/ Sharad K. Tak
Name: Sharad K. Tak
Title: President

HealthAxis Inc.

By:	/s/ John M. Carradine
Name: John M. Carradine
Title: CEO
Dated: September 5, 2008